Exhibit (a)(6)

AMENDMENT NO. 2

to the

AGREEMENT AND DECLARATION OF TRUST

of

CARLYLE ALPINVEST PRIVATE EQUITY OPPORTUNITIES FUND

This AMENDMENT NO. 2 (the “Amendment”) to the Agreement and Declaration of Trust of Carlyle AlpInvest Private Equity Opportunities Fund (the “Trust”), dated December 7, 2021 (the “Declaration”), is made on August 30, 2022 by the Trustees hereunder. Capitalized terms not defined herein have the meanings given to such terms in the Declaration.

WHEREAS, the Trustees of the Trust approved this Amendment pursuant to Sections 6.10 and 9.2 of the Declaration;

NOW THEREFORE, the Declaration is hereby amended as follows:

1.	The name of the Trust hereby is “Carlyle AlpInvest Private Markets Fund.” Section 1.1 of the Declaration is hereby amended and restated as follows:

Section 1.1. Name. The name of the trust governed hereby is “Carlyle AlpInvest Private Markets Fund” in which name, or other name from time to time as the Trustees may determine, the Trustees shall conduct the business and activities of the Trust and execute all documents and take all actions authorized herein. The Trustees may, without Shareholder approval, change the name of the Trust or any class and adopt such other name as they deem proper.

2.	The first paragraph of Section 10.6 of the Declaration is hereby amended and restated as follows:

Section 10.6. Derivative Actions. In addition to the requirements set forth in Section 3816 of the Delaware Act, a Shareholder may bring a derivative action on behalf of the Trust only if the following conditions are met; provided, however, that paragraph (b) and the required undertaking referenced in paragraph (c) of this Section 10.6 shall not apply to claims arising under the federal securities laws:

The remainder of Section 10.6 of the Declaration shall remain in effect as previously constituted.

IN WITNESS WHEREOF, the undersigned have executed this Amendment to the Declaration as of the date first written above.

/s/ Eric Hanno
Eric Hanno

/s/ Victoria Ivashina
Victoria Ivashina

/s/ Marc B. Moyers
Marc B. Moyers

/s/ David Sylvester
David Sylvester